Exhibit 99.1

Investor Contact:

Alfred Lumsdaine, (615) 371-4936

Executive Vice President and Chief Financial Officer

QUORUM HEALTH CORPORATION ANNOUNCES DEFINITIVE AGREEMENT TO DIVEST A HOSPITAL IN TENNESSEE

BRENTWOOD, Tenn. (July 27, 2018) – Quorum Health Corporation (NYSE: QHC) today announced that it had entered into a definitive agreement with Baptist Memorial Health Care regarding the sale of the physical assets of the 45-bed McKenzie Regional Hospital in McKenzie, Tennessee. The transaction is expected to be complete by the end of the third quarter of 2018, subject to customary approvals and conditions.

In conjunction with the definitive agreement, the Company announced plans to discontinue operations at McKenzie Regional Hospital by September 30.

McKenzie Regional Hospital was among the facilities discussed under a Letter of Intent on the Company’s first quarter 2018 earnings conference call. All net proceeds from the transaction will be used to repay outstanding principal on the Company’s Term Loan Facility.

About Quorum Health Corporation

Quorum Health Corporation is an operator of general acute care hospitals and outpatient services in the United States. Through its subsidiaries, the Company owns, leases or operates a diversified portfolio of 28 affiliated hospitals in rural and mid-sized markets located across 14 states with an aggregate of 2,649 licensed beds. The Company also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting services business. More information about Quorum Health Corporation can be found at www.quorumhealth.com.

Forward-Looking Statements

Statements contained in this news release regarding expected operating results, acquisition transactions or divestitures and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Quorum Health Corporation with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

The terms “QHC,” “Quorum Health,” “the Company,” “we,” “us” or “our” refer to Quorum Health Corporation or one or more of its subsidiaries or affiliates as applicable.

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